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                                 FIRST AMENDMENT
                                     TO THE
                     BOOKS-A-MILLION, INC. STOCK OPTION PLAN
                  AS AMENDED AND RESTATED AS OF MARCH 18, 1998

                  Books-A-Million, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, has previously adopted the Books-A-Million, Inc. Stock Option Plan, as amended and restated as of March 18, 1998 (the "Plan").

                  In order to amend the Plan in certain respects, this Amendment to the Plan has been adopted by a resolution of the Board of Directors of the Company on March 22, 2001, effective as set forth below. This amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

                  1.       Effective as of March 22, 2001, the first sentence of
Section 3 of the Plan is hereby amended by replacing the number "3,300,000" with the number "3,800,000".

                                 * * * * * * * *

                  Executed at Birmingham, Alabama, this 22nd day of March, 2001.

                                           BOOKS-A-MILLION, INC.



                                           By: /s/ Richard S. Wallington
                                              -------------------------------
                                                    Chief Financial Officer


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